Exhibit 10.1

MANUFACTURING AGREEMENT

This MANUFACTURING AGREEMENT (this “Agreement”) is made this 16th day of February, 2011 (the “Effective Date”) by and between TechniScan, Inc., a Delaware corporation having offices at 3216 South Highland Dr., Suite 200, Salt Lake City, Utah 84106 on behalf of itself and its affiliates (collectively, “TechniScan”) and Womens3D, Inc., a Delaware corporation, having offices at 4917 S. Congress, Austin, Texas 78745 (“Womens3D” and TechniScan, each a “Party” and collectively, the “Parties”).

BACKGROUND

WHEREAS, Womens3D is a medical device company engaged in a plan to provide women’s health care practices with novel, automated ultrasound breast imaging equipment and web-based 3D reconstruction and review services as an efficient, painless, non-invasive, radiation-free alternative to mammography in diagnosing breast abnormalities.

WHEREAS, TechniScan is a medical device company engaged in the development and commercialization of automated ultrasound imaging systems and owns proprietary information and technology related to the design, development, manufacture and supply of certain hardware and software products.

WHEREAS, Womens3D, subject to the terms and conditions of the Agreement, the Product Development Agreement dated January 11, 2011 by and between the Parties (the “Product Development Agreement”) and the Trademark and Copyright License Agreement dated February 16, 2011 by and between the Parties (the “Trademark Agreement”), has the right to promote, market, sell and distribute the Products (as defined in the Product Development Agreement) within the Territory (as defined in the Product Development Agreement) for use within the Field of Use (as defined in the Product Development Agreement), and Womens3D desires to promote, market, sell, distribute and support the Products, all as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties hereto agree as follows:

1.     Sale of Products in the Territory.

Defined Terms.  All capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Product Development Agreement and/or Trademark Agreement.  To the extent a capitalized term is defined in more than one agreement, the applicable definition shall, for the purposes of interpreting this Agreement, take priority in the following order: the definition in this Agreement, then the definition in the Product Development Agreement and finally, the definition in the Trademark Agreement.

Grant of Rights; Restrictions.

i.              Subject to the terms and conditions of this Agreement and during the Term, TechniScan hereby grants Womens3D the non-exclusive right and license to promote, market, distribute, offer to sell, sell and support the Products to Customers in the Territory in the

Field of Use.  Upon payment in full of the Initial Development Fee (as defined in the Product Development Agreement), and so long as Womens3D has satisfied the Sales Commitment for the applicable calendar year and is not in Breach of this Agreement, the above license shall become royalty-free and exclusive during the Term.

ii.             If this Agreement is terminated due to a Breach by TechniScan and Womens3D has paid the Initial Development Fee, the license above shall continue following the end of the Term and shall be exclusive for a period of seven (7) years from the date of such termination.

iii.            If this Agreement is terminated by Womens3D for convenience, and (A) Womens3D is not in Breach hereunder, (B) Womens3D has paid the Initial Development Fee and (C) TechniScan has been offered a reasonable opportunity to match the pricing (and any revised pricing on terms materially more favorable to the manufacturer) of any replacement manufacturer of the Products, the non-exclusive license above shall continue following the end of the Term.

iv.            If the Product Development Agreement is terminated due to a Competitive Change in Control, then following the Term hereunder, the non-exclusive license above shall continue following the end of the Term provided that such license shall become exclusive at the time the Initial Development Fee is paid, if it is paid within twelve (12) months after the termination of the Product Development Agreement.

v.             For avoidance of doubt, (A) any references in this Agreement to “exclusive” only refer to exclusivity with respect to Customers within the Territory and Field of Use and (B) any licenses granted to Womens3D herein with respect to the Products include the right to sublicense such rights as necessary to accomplish such sale and support in the Territory and Field of Use, in accordance with the terms of this Agreement and the Product Development Agreement.

Appointment.  Subject to the terms and conditions of this Agreement, including without limitation, the payment of the Prices and Womens3D’s compliance with the Sales Commitment:

i.              Womens3D appoints TechniScan as the sole manufacturer and supplier of the Product in accordance herewith.  Womens3D further acknowledges and agrees that TechniScan shall be the exclusive manufacturer and supplier of the Products; provided, however, after any termination of the Agreement, subject to Section 1(b), Womens3D shall be entitled to manufacture the Products itself or have the Products manufactured for Womens3D by a third party, and Womens3D shall not promote, market, distribute, offer to sell or sell in or outside the Territory any products of any party other than those provided by TechniScan hereunder that enable a Person to compete with the Product(s) or the Product Technology within the Field of Use during the Term of this Agreement.

ii.             Subject to the terms and conditions of this Agreement, and for the avoidance of doubt, neither TechniScan nor any of TechniScan’s affiliates shall, and TechniScan shall cause and obligate (and Womens3D shall be a third-party beneficiary of this obligation and all associated agreements) TechniScan’s other customers, distributors and partners to not:  (x) promote, market, offer to sell, sell or distribute (unless being distributed from the Territory to outside of the Territory and outside the Field of Use) the Products or the Product Technology within the Territory and Field of Use during the Term and after the end of the Term from and after the date Womens3D has paid or otherwise satisfied in full the Initial Development Fee, the Minimum Initial Order and has paid for the Tooling and Set-Up Costs (as defined below) and so long as Womens3D has a continuing exclusive license pursuant to Sections 1(b)(ii) or 1(b)(iv) or (y) grant to any third party any competing or similar rights to those in (x) during the same time periods set forth in (x) within the Territory and Field of Use.

iii.            So long as Womens3D is granted the exclusive right to distribute the Products to Customers in the Territory for use within the Field of Use during the Term hereof and TechniScan is the sole manufacturer and supplier of the Product (unless TechniScan is not the sole manufacturer and supplier of the Product as a result of Womens3D’s Breach), Womens3D agrees that it shall not, directly or indirectly, promote, market, distribute, sell or support in or outside the Territory any products of any party other than those provided by TechniScan hereunder that enable a Person to, directly or indirectly, use or otherwise compete with the same Products provided for hereunder or any other comparable products within or outside the Territory and the Field of Use as defined herein, during the Term hereof.

(d)           Products.

i.              Documentation.  Womens3D will develop and publish appropriate Documentation (as defined in the Specifications and Product Development Agreement), such as but not limited to Product specification sheets, brochures and sales presentations, owner’s manual (user guide) and such other standard inserts thereto into the packaging of each unit of the Products.  Womens3D shall prepare the contents of Product’s user manual(s), service manual(s) and end user license agreement (collectively, “End User Agreements”) and shall ensure that such End User Agreements are accurate.  TechniScan shall review and provide timely comment(s) on any of the End User Agreements to enable Womens3D to comply with its obligations under this subsection and shall be responsible for the accuracy of and legal compliance (in the United States) of TechniScan’s comments to any of End User Agreements.

ii.             Product Labeling.  Products supplied by TechniScan to Womens3D may be private labeled as set forth in the Trademark Agreement, whereby TechniScan will create final OEM Products that may contain Womens3D nomenclature, logos, Product or company names. Appropriate Product naming and stock number conventions will be provided by Womens3D as set forth in the Trademark Agreement.  Logos and/or artwork required will be provided by Womens3D in electronically readable format where applicable as set forth in the Trademark Agreement.  Product packaging can contain Womens3D labeling or no labeling (blank plain carton), as set forth in the Trademark Agreement.  If requested by Womens3D, TechniScan will use an individual carton label that presents the Womens3D supplied model and stock number and a machine readable bar code of the Womens3D stock number, serial number (and quantity for master cartons).

iii.            Product Certifications.  The Parties shall work together in accordance with the Product Development Agreement to provide and obtain all applicable UL

(Underwriters Laboratory) file submission(s) or other applicable United States certification documentation for the purposes of Womens3D gaining appropriate status for each of the respective Product(s).  To the extent Womens3D desires other certifications for the Products, in Womens3D’s sole discretion, Womens3D may proceed with gaining such other certification at Womens3D’s sole cost and expense to the extent such costs and expenses are not otherwise provided for herein or in the Product Development Agreement.

e)             Forecasting and Orders.

i.              Within thirty (30) days following completion of Product Testing and Product Approvals under the terms of the Product Development Schedule as provided for in the Product Development Agreement, Womens3D shall provide TechniScan with a rolling forecast of its estimated purchases of Products that Womens3D intends to or will (as applicable) order from TechniScan over the following twelve (12) months.  The last nine (9) months of any forecast shall be prepared in good faith but shall constitute non-binding estimates and not legally binding commitments of Womens3D, but the first three (3) months of each forecast shall constitute a binding commitment of Womens3D to purchase, in accordance herewith, the amount of Products set forth in such forecast for such period and a binding obligation by TechniScan to supply Products timely and in accordance with this Agreement and the forecast.  Womens3D’s order(s) hereunder shall cumulatively be for no less than $1,500,000 to be paid to TechniScan (which amount shall be fully credited towards satisfaction of the Initial Development Fee) within twelve (12) months following FDA approval (the “Minimum Initial Order”).

ii.             Any orders Womens3D places with TechniScan shall be placed by sending written purchase orders to TechniScan by facsimile, electronic mail or other similar transmission and/or mailed via US Postal Service or airmail carrier.  Orders shall be issued at least one hundred twenty (120) calendar days prior to the requested delivery date.  A purchase order submitted by Womens3D in accordance with this Section 1(e) and confirmed by TechniScan as set forth in the next sentence shall constitute a firm commitment by Womens3D to purchase, and TechniScan to manufacture, deliver and sell to Womens3D, the Products specified in the purchase order.  After receipt of a purchase order, TechniScan shall use commercially reasonable efforts to issue an order acknowledgement within five (5) business days, specifically making reference to Womens3D’s purchase order confirming the purchase order or advising Womens3D in writing that the purchase order is rejected by TechniScan.  Each purchase order shall include or state (i) the purchase order number, (ii) the quantity of units of each Product or part thereof (by part number), (iii) the price of each item ordered, (iv) the requested delivery date and delivery address, (v) the billing address (which shall be Womens3D, Inc., 4917 S. Congress, Austin, Texas 78745), and (vi) the signature of (and the date of signing by) Womens3D’s authorized purchasing agent.  Notwithstanding anything to the contrary herein, TechniScan shall be under no obligation to fulfill any purchase orders unless and until TechniScan has sent an acknowledgement of order to Womens3D; provided that if an order is within 50 % of the number of Products contained in the last non-binding forecast for such period, including any other purchase orders submitted by Womens3D during such period, TechniScan shall be deemed to have accepted such order no less than 15 business days after receipt of such purchase order.

(f)            Delivery Terms.  TechniScan shall arrange for shipment of the Products to a facility designated by Womens3D in accordance with the terms of this Agreement.  Delivery shall occur upon making the Products available for the carrier FOB at Womens3D’s designated facility (“Delivery”) on the date specified in the acknowledgement of order or otherwise agreed to by the Parties.  If no specific carrier or transportation method is specified by Womens3D, delivery shall be made FOB to Womens3D’s designated facility by reliable means in the reasonable discretion of TechniScan, with a national carrier, at Womens3D’s sole cost and risk.  The method of shipment and routing from TechniScan’s designated facility shall be as specified by Womens3D.  If no location is specified by Womens3D for shipment of the Product, the Product shall be shipped to Womens3D’s address noted on the Order.  All claims for Product shortages or damages, or for incorrect charges, must be presented to TechniScan within thirty (30) days after the date the Product is Delivered; otherwise, the Product shall be deemed accepted.  TechniScan shall be entitled to deliver Product(s) in installments.  Such partial shipments shall not relieve TechniScan from its obligation to deliver all Products under an accepted purchase order.

(g)           Risk of Loss and Title.

i.              Risk of loss to the Products shall pass to Womens3D upon the earlier to occur of Delivery or payment for of the Product by Womens3D.

ii.             Title to the Product (but, for the avoidance of doubt, not title to the Product Technology (as defined below) or Software embedded in the Product) shall only pass to Womens3D upon Womens3D having paid to TechniScan all sums (including any default interest and/or any applicable taxes or duties) due to TechniScan with respect to such Product under this Agreement.  Womens3D hereby agrees that until Womens3D’s title is perfected: (i) TechniScan shall retain a perfected purchase money security interest in and to all Products and all proceeds from such Products including, without limitation, accounts receivable related to the Products (collectively, the “Collateral”) to secure payment of all amounts due under this Agreement; (ii) Womens3D shall possess title as a fiduciary agent and bailee of TechniScan; (iii) Womens3D’s failure to pay all amounts hereunder in full when and as due (after all applicable grace periods have expired) shall constitute a default hereof and shall give TechniScan all rights of a secured party under the Uniform Commercial Code and all other applicable law; and (iv) if Womens3D fails to pay any amount when due, TechniScan shall have the right to enter Womens3D’s premises to recover, repossess and remove all or any part of the Collateral from Womens3D.  Any recovery, repossession or removal of Product shall be at Womens3D’s expense and shall be without prejudice to any other remedy of TechniScan hereunder, at law or in equity.  Womens3D agrees, from time to time, to take any act and execute and deliver any document (including, without limitation, financing statements) reasonably required by TechniScan to transfer, create, perfect, preserve, protect and enforce this security interest and hereby authorizes TechniScan to file financing statements pursuant to the Uniform Commercial Code in order to perfect this security interest.

(h)           Payment; Pricing.

i.              The prices for the Final Products (the “Prices”) shall be as set forth on Exhibit A.

ii.             The payment terms of this Agreement shall be net thirty (30) days from the date of Delivery.  If Womens3D does not pay within such time period, TechniScan may charge interest to Womens3D on any outstanding amount for the relevant purchase order at the lesser of the rate of twelve percent (12%) per annum or the maximum legal limit from the due date until satisfied in full, and such interest shall accrue after as well as before any judgment.

iii.            Womens3D shall be responsible for the payment of any and all national, state and local sales, use, excise, personal property or other taxes or duties imposed in connection with Womens3D’s promotion, marketing, distribution, sale and/or support of the Products to Customers within the Territory.

(i)            Sales Commitment.  Except as set forth in the Product Development Agreement, the rights granted under Sections 1(a) and 1(b) of this Agreement for exclusive distribution of Products in the Territory are granted based on Womens3D’s commitment to purchase no less than ten million dollars ($10,000,000.00) of Products during the thirty-six (36) month period commencing upon FDA approval (the “Sales Commitment”).  Further, subject to the issuance of a binding purchase order and forecasts in accordance with Section 1(e), Womens3D shall have the right to purchase up to thirty (30) units of TechniScan Pre-Existing Equipment at TechniScan’s then current list price, which units shall count towards the $10,000,000.00 of Products to be purchased under the Sales Commitment.

(j)            Independent Contractors.  Nothing in this Agreement shall create or be deemed to create a partnership or joint venture or the relationship of principal and agent between the Parties.

(k)           Software.

i.              TechniScan shall own all right, title and interest in and to the Product Technology and the TechniScan Software and all Intellectual Property Rights therein.  Subject to the terms and conditions of this Agreement, the Product Development Agreement and the Trademark Agreement, TechniScan grants to Womens3D as from the date of Delivery of the Product, a royalty-free, perpetual right and license to deliver to the Customer Products purchased from TechniScan hereunder and in favor of the Customer the right and license to use (royalty-free and perpetually) the Product Technology and TechniScan Software as a component part of and in conjunction with the Product and the Customer’s use thereof in the Territory and Field of Use.

ii.             Womens3D acknowledges and agrees that it shall obtain the proper rights and licenses to Third Party Software (as defined in the Product Development Agreement) as is required in connection with Womens3D’s promoting, marketing, selling, distributing and supporting its Customers’ use of the Products, provided that TechniScan discloses timely and fully to Womens3D the existence of all such Third Party Software and provides Womens3D with all relevant information it has about such rights and licenses.

iii.            Womens3D shall at all times refrain from and shall not, except as expressly permitted in this Agreement, the Product Development Agreement, the Trademark Agreement, and/or other written agreement(s) between the Parties:  (A) have any right to sublicense, assign or otherwise transfer any of the rights or licenses granted in this Agreement; and (B) (1) extract and/or remove the Software (as defined in the Product Development Agreement) from the manner in which it is supplied by TechniScan, or (2) reverse engineer, decompile and/or disassemble the Software, the Product Technology or the Products.

(l)            Documentation.  Subject to the Product Development Agreement and the Trademark Agreement, Womens3D shall have the exclusive right and license to use, review, copy and distribute the Specifications and the Documentation in the Territory and in the Field of Use provided with the Products and Womens3D shall exclusively own all right, title and interest in and to any Womens3D Trademarks and copyrighted works contained in the Documentation, as set forth in the Trademark Agreement.

2.             Duties of TechniScan.  TechniScan agrees to the following responsibilities during the Term:

a)             TechniScan will not take any action or enter into any agreements or licenses that will or do conflict with, limit, prohibit, or interfere with TechniScan’s ability to comply with and perform timely and fully all of its obligations under this Agreement and the Product Development Agreement, and, subject to the terms of this Agreement, TechniScan will not grant further licenses or rights to any other party in and to the Product, the Software, the Intellectual Property Rights or the Product Technology within the Field of Use.

b)            TechniScan shall, during the Term hereof, give Womens3D monthly reports regarding the steps TechniScan is taking to repair and prevent the failures of the Products reported to TechniScan through Womens3D by Customers or any other third parties.

3.             Duties of Womens3D.  Womens3D agrees to the following responsibilities during the Term:

a)             Womens3D shall not make any change or modification to any Products unless TechniScan approves such change or modification, which changes or modifications will be subject to TechniScan’s sole reasonable discretion (and Womens3D shall be responsible for the costs of any such change or modification, which, for the avoidance of doubt, shall be credited against the Initial Development Fee).

b)            Womens3D shall be solely responsible for invoicing and collecting all sums due in connection with sales of Products by Womens3D.

c)             All expenses incurred by Womens3D with respect to the promotion, demonstration, marketing, distribution or sale or lease of the Products to Customers within the Territory shall be borne solely by Womens3D.

d)            Womens3D shall deliver together with the Products at least one (1) copy of the relevant Documentation.

e)             Womens3D shall provide all Product support, maintenance and repair services (outside of any warranty repairs, services, support or consideration to be made or provided by TechniScan pursuant to Section 6, including, without limitation, those services to be mutually agreed upon by the Parties within a reasonable time following execution of this Agreement and to be set forth on Exhibit B.

f)             Womens3D shall provide TechniScan with all information that is in its possession and control that may enable TechniScan to solve any technical or quality problem relating to the Products manufactured by TechniScan, if any.

g)            Womens3D shall give TechniScan quarterly reports regarding the failures of the Products reported by Customers or any other third parties.

h)            Womens3D shall attend to and bear the costs and expenses for all registrations required and specific to Womens3D in order for Womens3D to sell the Products pursuant to any approvals of any applicable regulatory or other applicable authorities in the Territory should registration be or become necessary under any law or regulation in effect from time to time in any part of the Territory, with any such expenses related to laws or regulations in the United States being credited in full against the Initial Development Fee.  TechniScan shall provide assistance therewith, including taking such steps and executing such documents, as may be reasonably requested by Womens3D in connection herewith.

i)              Womens3D shall obtain, or shall assist TechniScan in obtaining, approvals for the Products from any applicable regulatory authority in the Territory, including, for example, to secure a UL (Underwriter Laboratories) mark for the Products, as contemplated by the Product Development Agreement.  Womens3D shall be responsible for and pay for all such fees and costs required to complete such regulatory tests, if any.  Womens3D shall also be responsible for the Products complying with all applicable laws of the United States and any other state or country in which the Products are sold, offered for sale, used or imported, subject to the provisions of Section 6 of the Product Development Agreement.

j)              Womens3D shall sell the Products in the same condition in which they were received, without removing or altering the trademarks or their serial numbers, as applicable, and Womens3D shall be entitled to label or tag the Products as required under the laws or regulations in effect from time to time in the Territory, all in accordance with the Trademark Agreement, or to make such other modifications as mutually agreed upon by the Parties.

k)             Womens3D may use TechniScan’s name, logo and other trademarks in connection with promoting, marketing, distributing and selling of the Products to Customers within the Territory in accordance with applicable trademark law and the Trademark Agreement.

l)              Womens3D shall satisfy the Sales Commitment provided for in Section 1(i).

m)            Womens3D shall use commercially reasonable efforts to market the Products to Customers in the Territory within the Field of Use.

n)            Womens3D shall make no representations, guarantees or warranties about the Products, unless such representations, guarantees or warranties are consistent with TechniScan’s own representation, guarantees or warranties about the Products as set forth in the Product Development Agreement or are otherwise specifically authorized in writing by TechniScan or as otherwise provided by TechniScan in the TechniScan documentation and literature provided and/or otherwise approved by TechniScan in connection with the Products.

4.             Additional Duties.

a)             Womens3D and TechniScan shall each take reasonable actions necessary to prevent unauthorized persons or entities from copying, marketing, selling, distributing, disassembling or reverse engineering the Products or the Software embedded therein including, but not limited to, (A) by way of ensuring End User Agreements are in place with each Customer, which license agreement shall contain restrictions on Software use and other terms as required by Womens3D, (B) by not, and requiring agreements from its Customers to agree not to, remove the copyright and other proprietary rights notices from the Product, Software or Documentation, and (C) by taking reasonable actions to enforce their respective Intellectual Property Rights.

b)            Womens3D and TechniScan shall promptly report to each other any suspected or actual problems with the Products and any claim received from any governmental or regulatory body or agency or from any Customers regarding the Products.

c)             Each Party shall, to the extent applicable hereto, use commercially reasonable efforts to keep the other Party informed of laws and regulations relating to the importation and sale of the Products into and within the Territory of which such Party is aware.

5.             Term and Termination of Agreement.

a)             Term.  The initial term of this Agreement shall commence as of the Effective Date and shall, unless terminated earlier as set forth below in this Section 5, continue for a period of five (5) years following the first purchase order for the Product by Womens3D (other than purchases of Prototype(s) as described in the Product Development Agreement) (the “Initial Term”).  Upon expiration of the Initial Term of this Agreement, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”) (the Initial Term, together with any Renewal Term, is herein referred to as the “Term”) unless either Party provides written notice to the other of its intention to not renew at least one hundred twenty (120) days prior to the end of the then current Term.  Notwithstanding the foregoing, (i) this Agreement may be terminated at any time upon the mutual written consent of the Parties and (ii) Womens3D may terminate this Agreement at any time upon ninety (90) days written notice once it has paid in full the Early Termination Fee (as defined below) to TechniScan.

b)            Breach Definition.  Subject to the terms and conditions of Section 9 below, (i) if the other Party becomes insolvent or subject to a petition in bankruptcy filed by or against it or is placed under control of a receiver, liquidator or committee of creditors; provided such proceeding or petition is not dismissed or vacated within ninety (90) days; (ii) if either Party does not pay any amounts due hereunder when due or does not timely Deliver Product, and such non-payment or non-Delivery is not cured within thirty (30) days after receipt of written notice of such payment default; or (iii) if the other Party breaches its duties and obligations under the terms of this Agreement or is in breach or default of any representation, warranty, covenant, agreement or other obligation hereunder, which breach or default is incapable of cure, or if capable of being cured, has not been cured within sixty (60) days after receipt of written notice from the non-defaulting Party or within such additional period of time as the non-defaulting Party may authorize in writing; each shall constitute a “Breach(ing)” of this Agreement.

c)             Consequences.  Except as otherwise provided for in Section 9 below, in the event of a Breach of this Agreement, the non-Breaching Party may, at its option, terminate this Agreement in writing at such time and for ninety (90) days thereafter (or for such longer period as the Breach continues after such ninety day period) without any further obligation or liability hereunder, except as and subject to satisfaction of:  any payment or Product delivery obligation in accordance with the terms hereof at the time of such termination; any obligation either of the Parties may have under Sections 2 and 7 in this Agreement; and to the Parties’ rights and obligations set forth in the Product Development Agreement and the Trademark Agreement, which obligations shall survive any such termination as set forth herein and therein.  The non-Breaching Party shall also have the right to pursue any and all rights it may have against the Breaching Party now or hereafter under the law or equity, including without limitation (a) the right to obtain injunctive relief to prevent the other Party from Breaching its obligations under this Agreement or to compel the other Party to perform its obligations under this Agreement, (b) to collect damages, and (c) the right to reasonable attorneys’ and other third party fees.  The Parties hereby agree that the termination or expiration of this Agreement shall not: (i) release either Party, or its successors or assigns, from any claim of the other Party accrued hereunder prior to the effective date of such termination or expiration; or (ii) affect the rights or enforceability of any obligations of either Party, or its successors or assigns, under any provisions that survive termination or expiration of this Agreement.  If this Agreement is terminated other than because either the Term hereof has expired or because of Breach of TechniScan, the amount owing by Womens3D to TechniScan shall be the lesser of the amount of:  (x) the Tooling and Set-Up Costs which Womens3D has not reimbursed or paid to TechniScan or a third party, or (y) the amount not yet paid to date to satisfy the $1.5 million required to be paid for the Minimum Initial Order.  As used herein, “Tooling and Set-Up Costs” means the following costs and expenses incurred by TechniScan in connection with the development, testing or manufacture of the Products to the extent not included in the Initial Development Fee: (x) the actual out-of-pocket cost of all tools, fixtures, moulds, materials, cases and other tooling items acquired by TechniScan not otherwise paid for or reimbursed by Womens3D, (y) all direct labor and overhead costs for such direct labor at the DCAA Rates (z) and all other out-of-pocket costs and expenses incurred by TechniScan in connection with the development, testing or manufacture of the Products not otherwise paid for or reimbursed by Womens3D.

d)            Change of Control.  This Agreement also may be terminated by Womens3D immediately at such time and any time thereafter during the Term hereof following a Change of Control of TechniScan.

e)             Termination for Competitive Pricing.  Womens3D may also terminate this Agreement with ninety (90) days prior written notice if Womens3D reasonably determines that it can manufacture the Product or have the Product manufactured and delivered to Womens3D in substantially the same quality for a price that is at least twenty percent (20%) below the as-delivered price Womens3D is then paying TechniScan for the Product so long as Womens3D takes Delivery of any binding purchase orders issued hereunder (including, without limitation, the Minimum Initial Order).

f)             Effect of Termination.  Upon the termination or expiration of the Term of this Agreement, all open purchase orders between Womens3D and TechniScan as of the date of such termination shall be fulfilled by the Parties fully in accordance with the terms and conditions of this Agreement, notwithstanding termination hereof, as if this Agreement remained in full force and effect; provided that if this Agreement is terminated by TechniScan due to a Breach by Womens3D, TechniScan may, but shall not be required to, fulfill any open purchase orders.  Thereafter, Section 1(b) (relating solely to licenses that survive the end of the Term), Section 1(g) (relating to risk of loss and title), Section 1(h) (relating to payment), Section 5(c) (relating to the consequences of termination), Section 6 (relating to warranty and remedy), Section 7 (relating to indemnification), Section 13 (limitation of liability), Section 14 (confidentiality), Section 15 (notices), Section 27 (governing law), Section 28 (dispute resolution) and any other provisions that by their nature are intended to continue beyond the termination or expiration of this Agreement shall survive.

6.             Representations, Warranties and Covenants.

a)             Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that: (i) it has full power and authority to enter into this Agreement and to carry out its obligations hereunder, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and further subject to general principles of equity and public policy (ii) this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms; (iii) its execution, delivery and performance of this Agreement will not result in a breach of any material agreement by which such Party may be bound, and will not result in the breach of any obligation of confidentiality or nondisclosure by which such Party may be bound; and (iv) it is in compliance with and will comply with all existing applicable laws, statutes, rules, regulations, ordinances, directives and orders, with respect to its rights and obligations under this Agreement and the transactions contemplated hereby and it has no knowledge of any applicable laws, statutes, rules, regulations, ordinances, directives and orders that would be violated by either Party entering into this Agreement or the transactions contemplated hereby.

b)            TechniScan’s Representations and Warranties.  TechniScan warrants that (x) all units of Product and Product Technology delivered hereunder shall conform in all material respects to the applicable Specifications (y) all units of TechniScan Pre-Existing Equipment shall conform in all material respects to TechniScan’s applicable specifications for such units and each shall be free from defects in design, materials and workmanship.  The hardware warranty period for defects shall extend for a period of fifteen (15) months after date of Delivery or twelve (12) months after the date of first installation, whichever is sooner; the TechniScan Software shall conform in all material respects to the applicable specifications for a period of fifteen (15) months after date of Delivery or twelve (12) months after the date of first installation, whichever is sooner.  To the extent spare parts are purchased, the hardware warranty period for defects for such spare parts shall extend for a period of fifteen (15) months after date of Delivery or twelve (12) months after the date of first installation, whichever is sooner.  The above warranties shall also apply to all repaired and replaced Products and Product Technology until the later of:  (i) the end of the warranty period; or (ii) six (6) months after the date of such repair or replacement, as applicable.  Costs of transportation associated with the shipment of Products or Product Technology or spare parts/exchange goods and replaced parts for repair or replacement under this warranty will be borne by Womens3D and TechniScan shall bear the costs of transportation associated with the shipment of the defective products/spare parts to Womens3D or its designated Customer.  The warranty does not extend to any units of Product or Product Technology or spare parts/exchange goods and replaced parts that have been subjected to misuse, neglect, incorrect wiring or servicing, improper installation or any other material alteration without TechniScan’s consent.

c)             Warranty Breach.  Subject to Sections 6(d), (e), (f) and (g) hereof, in the event of any Breach by TechniScan of the warranties specified in Section 6(b) above, Womens3D’s sole and exclusive remedy and TechniScan’s entire liability, will be for TechniScan to:  (i) in respect of a Breach of Section 6(b) relating to hardware, at Womens3D’s discretion, repair and/or replace such hardware component of the Product in question within a reasonable time (save that if Womens3D seeks repair or replacement of Products under this Section 6(c)(i) but TechniScan no longer manufactures that Product, TechniScan shall be entitled to replace the Products with products of equivalent standard, quality and functionality in TechniScan’s reasonable opinion or (at its discretion) refund to the customer, or if Womens3D requests, to Womens3D the applicable then current market price for such equivalent replacement; (ii) in respect of a Breach of Section 6(b) relating to TechniScan Software, at TechniScan’s discretion, correct any errors with the TechniScan Software within a reasonable time or, replace the Product or refund the applicable then current market price for the Product(s) in question to Womens3D, provided always that such error is reproducible and is not due to Womens3D’s or its Customer’s incorrect use of the TechniScan Software or other Software.

d)            No Liability.  Subject to Section 6 of the Product Development Agreement, the Parties hereby agree that the foregoing warranties shall not apply and TechniScan shall be under no liability in respect of any defect, non-conformity, infringement or Breach to the extent (but only to the extent) caused by or arising from: (i) interference, tampering, modification, alteration or any other work performed on the Product by anyone other than a Person authorized by TechniScan in writing; (ii) misuse, willful damage, abnormal business conditions, failure to follow TechniScan’s written instructions or negligence; (iii) accidental damage or any other damage not consistent with normal wear and tear; (iv) any software downloaded to the Product (other than the Product Software); (v) combination of the Products with any other products, processes, design elements, materials or anything else not supplied by, recommended in writing by, or approved by TechniScan; (vi) components provided to or consigned with TechniScan by Womens3D; (vii) future changes to the Specifications required by Womens3D, which TechniScan objects to and which TechniScan further advises Womens3D in writing may cause such defect, non-conformity, infringement or Breach to occur; (viii) compliance by TechniScan with any material requirements or instructions specified or given by Womens3D in writing to TechniScan that are not otherwise agreed to by TechniScan; or (ix) any drawing, design or specification or components supplied by a third party; provided that TechniScan will pass through to Womens3D to the extent permitted any applicable warranties or support that TechniScan receives from its third party licensors, if any.

e)             Procedure for Warranty Qualification.  TechniScan shall not be liable for a Breach of the warranties set out in Section 6(b) unless and until TechniScan is given a reasonable opportunity after receiving the written notice of examining such Products and Womens3D (if asked to do so by TechniScan, at TechniScan’s sole cost and expense) returns such Products to TechniScan’s designated place of business for the examination to take place there.

f)             Out-of-Warranty Repair Services.  After the expiration of each Product’s respective warranty period (as provided above), TechniScan shall provide, if requested and paid for by Womens3D, out-of-warranty repairs for Products returned by Womens3D (on a time and materials basis) or in accordance with such other terms to be mutually agreed upon by the Parties at least six (6) months prior to the end of such warranty period.

g)            No Implied Warranties.  EXCEPT AS ARE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PRODUCT DEVELOPMENT AGREEMENT, AND/OR THE TRADEMARK AGREEMENT, THERE ARE NO CONDITIONS, WARRANTIES OR OTHER TERMS, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND WHATSOEVER, THAT ARE BINDING ON TECHNISCAN AND WOMENS3D HAS NOT RELIED ON ANY SUCH TERMS EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THE PRODUCT DEVELOPMENT AGREEMENT, AND/OR THE TRADEMARK AGREEMENT.  ANY CONDITION, WARRANTY OR OTHER TERM CONCERNING THE PRODUCTS WHICH MAY OTHERWISE BE IMPLIED INTO OR INCORPORATED WITHIN THIS AGREEMENT, WHETHER BY STATUTE, COMMON LAW OR OTHERWISE, IS HEREBY EXPRESSLY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

h)            Each Party shall maintain at its own expense in full force and effect products liability insurance policy with a responsible insurance carrier with coverage of at least One Million Dollars (US $1,000,000.00) per occurrence and Two Million Dollars (US $2,000,000.00) in the aggregate that lists the other Party as an additional insured, except that Womens3D shall have no obligation to obtain such insurance until the earlier of when it places with a Customer a Prototype or a Product.  This insurance shall be for the benefit of TechniScan and Womens3D and shall provide for at least ten (10) days prior written notice to TechniScan and Womens3D of the cancellation or any substantial modification of the policy.

i)              Each Party shall, from time to time, upon reasonable request by the other Party, promptly furnish or cause to be furnished to the other Party evidence in form and substance satisfactory to the requesting Party of the maintenance of the insurance required by Section 6(h) above, including, but not limited to, originals or copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

7.             Indemnification.

a)             Indemnification by TechniScan.  TechniScan agrees to indemnify and hold harmless Womens3D and its employees, officers and directors, agents and attorneys (the “Womens3D Indemnified Parties”) from and against any and all obligations, fines, penalties, judgments, direct costs, expenses and/or any other liabilities to third parties (including, but not limited to, costs of investigation and defense, court costs and reasonable attorneys’ and other third party fees) (collectively, “Claims”) resulting from or arising out of (i) any Breach by TechniScan of this Agreement or the Trademark Agreement; (ii) any claim by a Customer arising out of any of TechniScan’s warranties with respect to the Product; (iii) any claim that any Software component solely developed by TechniScan, any Product component solely developed by TechniScan, and/or any Product Technology component solely developed by TechniScan infringes any registered United States Intellectual Property Right  of any Person; (iv) any claim of trademark infringement related to the use of the TechniScan Trademarks for the Products, as permitted by the Trademark Agreement; (vi) any claim of copyright infringement related to any TechniScan copyrighted works, as permitted by the Trademark Agreement; (vii) any claim that any use of any of the TechniScan Trademarks (as defined in the Trademark Agreement) or any component or aspect thereof infringes upon or otherwise misappropriates the trademark, copyright or other Intellectual Property Rights of a third party and (viii) any failure on the part of TechniScan to pay any taxes, duties or assessments due by TechniScan hereunder or on the sale or lease of the Products.  In the event of an allegation of infringement:  (A) Womens3D shall promptly after learning of any such infringement notify TechniScan, in writing, of any allegation of infringement; (B) Womens3D shall make no admissions, compromises or settlements without the consent, in writing, of TechniScan, which consent shall not be unreasonably withheld; (C) except as provided below, Womens3D shall allow TechniScan or its authorized representative, at TechniScan’s sole cost and expense, to conduct and/or settle all negotiations and litigation and shall give TechniScan all reasonable assistance at TechniScan’s expense; provided, however, that TechniScan shall not settle any claim that would constitute an admission of liability of Womens3D or require additional cost, expense, obligation or payment by Womens3D or restrict, burden or limit Womens3D’s business, including the sale of its Product, without the consent of Womens3D, which consent shall not be unreasonably withheld; and (D) Womens3D shall have the right to appear in any such legal proceeding and to participate in any settlement discussions with counsel of its own choosing, the fees and expenses of such representation to be paid by Womens3D unless Womens3D reasonably determines there is a conflict of interest precluding joint representation of Womens3D and TechniScan with regard to such Claim in which case TechniScan shall pay for the fees and expenses of Womens3D’s legal counsel if such counsel was approved by TechniScan (which approval shall not be unreasonably withheld).

b)            Notwithstanding anything herein to the contrary, TechniScan shall not be liable for (A) any claim that the Third Party Software or Womens3D Software infringes the Intellectual Property Rights of any Person or (B) any claim by any Person that the Product or TechniScan Software infringes the Intellectual Property Rights of any Person if such claim arises out of or results from (1) the use of the Software, the Product, and/or the Product Technology

with any technology provided by Womens3D or its subdistributors, subcontractors, Customers or others if TechniScan did not supply, approve, or recommend that technology; (2) any modification, changes or additions to the Software, the Product, and/or the Product Technology by Womens3D or third parties if TechniScan did not suggest, approve, or recommend the modification, change, or addition in question; (3) any software added or downloaded to the Software, the Product, and/or the Product Technology if TechniScan did not suggest, approve, or recommend the addition or download in question; (4) TechniScan’s compliance with the design, plans or specifications furnished by or on behalf of Womens3D or its subdistributors, subcontractors or Customers not approved by TechniScan prior to such compliance; (5) TechniScan’s compliance with the Specifications that posed a material infringement risk of which an officer of Womens3D had actual knowledge as shown in its contemporaneous records that it failed to communicate to TechniScan and/or as otherwise developed jointly by Womens3D with TechniScan (unless an officer of TechniScan had actual knowledge as shown in its contemporaneous records of a material infringement risk posed by such joint development that it failed to communicate to Womens3D); (6) any use of the Software, the Product, and/or the Product Technology not in accordance with the applicable Documentation or in a manner not contemplated or for which the Software, the Product, and/or the Product Technology were not designed if TechniScan did not specifically approve, or recommend such use in writing; or (7) any tampering with the Software, the Product, and/or the Product Technology of which Womens3D was aware but failed to report to TechniScan.

c)             Without limiting the indemnity obligation in Section 7(a), if all or any part of the Software, the Product, and/or the Product Technology, becomes, or in TechniScan’s opinion is likely to become, the subject of a claim, suit, action, threat, allegation or proceeding described in Section 7(a)(i) or is or likely to be enjoined from use, TechniScan may, at its sole option and expense, either: (A) procure in favor of Womens3D the right to use the allegedly infringing material or Products as contemplated in this Agreement; or (B) modify the Specifications or the Products, or the infringing part or parts thereof, as applicable, so that it is non-infringing without materially affecting its quality, performance, functionality, or replace same with a substitute of equal quality, performance and functionality; or (C) if neither of the foregoing is commercially practicable, Womens3D shall return the allegedly infringing Product to TechniScan, and TechniScan will refund Womens3D all sums paid by Womens3D (including at the sole option of Womens3D the repayment by TechniScan to Womens3D of the Initial Development Fee provided that in the event that Womens3D elects to require repayment of all amounts it has paid of the Initial Development Fee, then all licenses granted hereby to the parties shall terminate as of the date Womens3D receives all such amounts) for the allegedly infringing Product.

d)            Indemnification by Womens3D.  Womens3D agrees to indemnify and hold TechniScan and its employees, officers and directors, agents and attorneys (collectively, the “TechniScan Indemnitees”) harmless from and against any and all Claims resulting from or arising out of (i) any Breach by Womens3D of this Agreement or the Trademark Agreement; (ii) any claim by a third party arising out of any of Womens3D’s warranties, promoting, marketing, offering for sale, selling, distributing, servicing or supporting the Products or the services, or Womens3D’s business; (iii) any statement, claim, representation, or warranty made by Womens3D, any of its employees, or any of its agents about the Products and/or TechniScan that is materially inconsistent with the Collateral Materials; (iv) any claim that any Software component solely developed by Womens3D, any Product component solely developed by Womens3D, and/or any Product Technology component solely developed by Womens3D infringes any registered or unregistered United States Intellectual Property Right  of any Person; (v) any claim of infringement due solely to:  any Product labeling for which Womens3D was exclusively responsible, Womens3D Pre-Existing Technology, or Womens3D Software; (vi) any claim of trademark infringement related to the use of the Womens3D Trademarks for the Products as permitted by the Trademark Agreement; (vii) any claim of copyright infringement related to any Womens3D copyrighted works as permitted by the Trademark Agreement; (vii) any claim that any use of any of the Womens3D Trademarks (as defined in the Trademark Agreement) or any component or aspect thereof infringes upon or otherwise misappropriates the trademark, copyright or other Intellectual Property Rights of a third party and (viii) any failure on the part of Womens3D to pay any taxes, duties or assessments due by Womens3D hereunder or on the sale or lease of the Products.  In the event of a claim for indemnification, (A) TechniScan shall promptly notify Womens3D, in writing, of the claim for indemnification; (B) TechniScan shall make no admissions, compromises or settlements without the consent, in writing, of Womens3D, which consent shall not be unreasonably withheld; (C) TechniScan shall allow Womens3D or its authorized representative, at Womens3D’s cost and expense, to conduct and/or settle all negotiations and litigation and shall give Womens3D all reasonable assistance at Womens3D’s expense; provided, however, that Womens3D shall not settle any claim that would constitute an admission of liability of TechniScan or require additional cost or expense or payment by TechniScan or restrict, burden or limit TechniScan’s business, including the manufacture of the Product, without the consent of TechniScan, which consent shall not be unreasonably withheld; and (D) TechniScan shall have the right to appear in any such legal proceeding and to participate in any settlement discussions with counsel of its own choosing, the fees and expenses of such representation to be paid by TechniScan unless TechniScan reasonably determines there is a conflict of interest precluding joint representation of Womens3D and TechniScan with regard to such Claim in which case Womens3D shall pay for the fees and expenses of TechniScan’s legal counsel if such counsel was approved by Womens3D (which approval shall not be unreasonably withheld).

e)             Notwithstanding anything herein to the contrary, Womens3D shall not be liable for (A) any claim that the Third Party Software or TechniScan Software infringes the Intellectual Property Rights of any Person or (B) any claim by any Person that any Software component solely developed by Womens3D, any Product component solely developed by Womens3D, and/or any Product Technology component solely developed by Womens3D infringes the Intellectual Property Right s of any Person if such claim relates to or results from (1) the use of the Software, the Product, and/or the Product Technology with any technology provided by TechniScan or its subdistributors, subcontractors, Customers or others if Womens3D did not supply, approve, or recommend that technology; (2) any modification, changes or additions to the Software, the Product, and/or the Product Technology by TechniScan or third parties if Womens3D did not suggest, approve, or recommend the modification, change, or addition in question; (3) any software added or downloaded to the Software, the Product, and/or the Product Technology if Womens3D did not suggest, approve, or recommend the addition or download in question; (4) Womens3D’s compliance with the design, plans or specifications furnished by or on behalf of TechniScan or its subdistributors, subcontractors or Customers not approved by Womens3D prior to such compliance; (5) any use of the Software, the Product, and/or the Product Technology not in accordance with the applicable Documentation or in a manner not contemplated or for which the Software, the Product, and/or the Product Technology were not designed if Womens3D did not specifically approve, or recommend such use in writing; or (6) any tampering with the Software, the Product, and/or the Product Technology of which TechniScan was aware but failed to report to Womens3D.

f)             Joint Defense.  With respect to any Claims that any technology the Parties developed jointly infringes any Intellectual Property Rights and, for the avoidance of doubt, such Claims are not covered by the provisions of Sections 7(a) or (d), the Parties agree that they will together share equally in the defense and cost of such Claims jointly selecting the legal counsel to represent them including splitting the costs for reasonable attorney’s fees and other costs and expenses in connection with the defense of such Claims.  For the avoidance of doubt, such costs shall be split equally regardless of whether one Party has lost or abandoned such Party’s rights in the Joint IP (whether under Section 2.7(d) of the Product Development Agreement or otherwise).

g)            Mitigation.  As a condition to the indemnity obligations in Sections 7(a) and (d) above, the indemnified Party shall make timely and commercially reasonable efforts to mitigate the Claim in good faith cooperation with the indemnifying Party. The failure of the indemnified Party to timely mitigate shall not affect rights to indemnification, except (and then only to the extent) that the indemnifying Party demonstrates actual damage caused by such failure. AN INDEMNIFIED PARTY SHALL NOT BE ENTITLED TO ANY DOUBLE RECOVERY FOR THE SAME CLAIM BY ASSERTING SEPARATE INDEMNIFICATION CLAIMS PURSUANT TO THIS AGREEMENT, THE PRODUCT DEVELOPMENT AGREEMENT, THE TRADEMARK AGREEMENT, AND/OR THE SUBSCRIPTION AGREEMENT.

h)            Exclusive Infringement Remedy.  Section 6 of the Product Development Agreement and this Section 7 states the entire liability (without duplication) of the Parties in respect of the infringement of the Intellectual Property Rights of any Person.

8.             Product Improvements and Modifications.  If during the Term TechniScan wishes to make any improvements or modifications to any of the Products not otherwise authorized pursuant to the terms and conditions of the Product Development Agreement, TechniScan shall disclose in reasonable detail (including specifications therefor) to Womens3D all such requested improvements or modifications and Womens3D may in its sole discretion accept or reject any such requested improvements or modifications.

9.             Force Majeure.  Neither Party shall be responsible for failure to perform its respective obligations hereunder due to Force Majeure events (as defined in the Product Development Agreement).  Any interruption of business caused by such Force Majeure event shall not, however, invalidate this Agreement or the Parties’ respective obligations with respect to any order for or delivery of the Product, and, upon removal of the cause of the interruption, the obligation to make deliveries of and to purchase Product as before shall be reinstated (unless such interruption continues for more than three months).  For the avoidance of doubt, neither

Party shall be liable for delays to the extent that such delays are attributable to the other Party or its Customer’s failure to meet any deliverable that may be required hereunder.

10.           Export Controls.  This Agreement, and any technical information provided under this Agreement, may be subject to restrictions concerning the export of products or technical information from the United States that may be imposed by the United States Government.  Accordingly, each Party agrees that it will not export, directly or indirectly, any technical information acquired under this Agreement or any products utilizing any such technical information to any country for which the United States Government or any agency thereof at the time of export requires any export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by an applicable statute or regulation.

11.           Nonsolicitation of Personnel.  Without the prior written consent of the other Party, from the Effective Date and for a period of one (1) year after the date of expiration or termination of this Agreement, neither Party shall directly or indirectly, alone or in conjunction with any other Party, or in any capacity whatsoever induce, solicit, recruit, hire or otherwise attempt to induce solicit, recruit, hire or offer to hire and/or employ any employee, consultant, independent contractor or other personnel of the other Party or to terminate, alter or lessen such Party’s affiliation with such other Party and/or its affiliates or to violate the terms of any agreement or understanding between such other Party and a third party customer, supplier, lender or other Party.  The placement of employment advertisements not specifically targeting (by name, location, or otherwise) the other Party or its employees, consultant, independent contractors or other personnel (by name, location, or otherwise) and the recruiting or hiring of any individual who responds to such advertisements shall not be deemed a breach of this Section 11.

12.           Cumulative Rights and Remedies.  All rights and remedies conferred upon or, reserved to the Parties in this Agreement shall be cumulative and concurrent and shall be in addition to all other rights and remedies available to such Parties at law or in equity or otherwise.  Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by any Party of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy by such Party provided herein or available at law or in equity.

13.           Limitation of Liability.

a)             NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT EXCEPT FOR CLAIMS OF INFRINGEMENT UNDER SECTION 7, IN NO EVENT, EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT, SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOST PROFITS OR LOSS OF REVENUE WHETHER FORESEEABLE OR NOT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING FROM THIS AGREEMENT OR OCCASIONED BY ANY BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT.

b)            SUBJECT TO SECTION 13(a), THE MAXIMUM AGGREGATE LIABILITY BY A PARTY TO THE OTHER PARTY FOR ANY AND ALL CLAIMS MADE UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE AMOUNT OF THE GREATER OF $1,500,000 OR THE FEES PAID AND PAYABLE BY WOMENS3D AT THE TIME THE LIABILITY IS INCURRED.

14.           Confidentiality.

a)             Each Party agrees to treat as confidential and proprietary, and shall not, except as permitted by the terms of this Agreement, at any time for any reason whatsoever disclose to any third party or make use of, or permit to be made use of, any information relating to the technology, technical processes, business affairs or finances, trade secrets or other confidential information of the other (the “Confidential Information”); provided, however, that such obligation shall not apply to information of a Party that:

i.              becomes generally known to the public, either before or after the date of its disclosure to the receiving Party, through no fault or omission on the part of the receiving Party;

ii.             is lawfully disclosed to the receiving Party, either before or after the date of its disclosure to the receiving Party, by an independent third party rightfully in possession of such Confidential Information;

iii.            is lawfully in the possession of the receiving Party at the time of its disclosure, as evidenced by the prior written records of such receiving Party;

iv.            is required to be disclosed by the receiving Party pursuant to any applicable law or court or administrative order, provided the receiving Party provides the other Party with advance notice of such disclosure and an opportunity for the other Party to seek a protective order or such other appropriate remedy prior to such disclosure; or

v.             is making a disclosure as is required by the applicable rules of any stock exchange or applicable securities laws.

b)            All Confidential Information disclosed under this Agreement, the Product Development Agreement, the Trademark Agreement and/or the Subscription Agreement shall remain confidential unless and until one of the exceptions in Section 14(a)(i)-(a)(v) applies.

c)             The Parties each agree that Confidential Information may be disclosed in connection with the obligations to be performed by a Party hereunder on a “need-to-know” basis to its employees, authorized agents, authorized subcontractors, legal counsel, accountants, banks and other financing sources and their professional advisors under an obligation of confidentiality no less stringent than those contained herein; provided that such recipient is not a direct or indirect competitor of the Party whose Confidential Information is to be disclosed.

15.           Notices.  Any notice required or authorized by this Agreement to be given by either Party to the other shall be sent either by FedEx (or other reputable overnight courier), personal delivery or by facsimile transmission to the other Party at the address or (as appropriate)

facsimile number and marked for the attention of such Person as specified in this Section 15.  Any notice sent by courier under this Section 15 that is not returned to the sender as being undelivered shall be deemed to have been duly served on the third Business Day following mailing.  Any notice sent by facsimile transmission under this Section 15 shall be deemed to have been duly served on the date of transmission, provided that the sender has received written confirmation of successful transmission.  The respective addresses and facsimile numbers of the Parties for the service of any notice under Section 15 shall be:

For Notices delivered to TechniScan:

TechniScan, Inc.

3216 South Highland Dr.

Suite 200, Salt Lake City

Utah 84106

Attn:  Dave Robinson

Tel:  801-994-2965

Fax:  801-747-1099

with a copy to:

Greenberg Traurig, P.A.

5100 Town Center Circle

Suite 400

Boca Raton, FL  33486

Attn:  Jeffery A. Bahnsen, Esq.

Tel:  561-955-7650

Fax:  561-338-7099

For Notices delivered to Womens3D:

Womens3D, Inc.

4917 S. Congress

Austin, Texas 78745

Attn:  Martin Sieckmann

Tel:  713-446-5896

with a copy to:

Fulbright & Jaworski L.L.P.

600 Congress Ave., Suite 2400

Austin, TX 78701

Attn:  Darrell Windham, Esq.

Tel: 512-536-5263

Fax: 512-536-4598

The address for service of the Parties and/or the facsimile number to which notices must be sent may be changed at any time upon notice being given by either Party to the other, in accordance with the terms of this Section 15.

16.           Modification.  This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the Party to be charged or by its agent duly authorized or as otherwise expressly permitted herein.

17.           Counterparts; Facsimile.  This Agreement may be executed in one or more original or facsimile counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

18.           Entire Agreement.  This Agreement and all exhibits and schedules attached hereto supersede all prior discussions, negotiations and agreements between Womens3D and TechniScan; provided that the Product Development Agreement, the Trademark Agreement and the Subscription Agreement are not affected by this Section 18 and shall remain in full force and effect in accordance with their respective terms.  In the event of any conflict between the provisions of this Agreement and the provisions of the Product Development Agreement, the provisions of the Product Development Agreement shall prevail over the provisions of this Agreement.  In the event of any conflict between the provisions of this Agreement and the provisions of the Trademark Agreement, the Trademark Agreement shall control with respect to obtaining, maintaining, and/or enforcing trademark and copyright rights, and the ownership of same, however this Agreement shall prevail over the Trademark Agreement with respect to all other issues.  No course of dealing or performance or usage of trade not specifically set forth in this Agreement shall be admissible to explain, modify or contradict this Agreement.  No amendment or modification of the terms of this Agreement shall be effective, unless set forth in writing, stating with specificity the particular amendment or modification to be made and signed by the Parties hereto.

19.           Headings.  The titles of the Sections and subsections are for convenience only and are not in any way intended to limit or amplify the terms or conditions of this Agreement.

20.           Severability.  If any provision or provisions hereof shall be contrary to any law or regulation of any state or country in which the Products are sold, or if any part or portions hereof shall be determined to be invalid or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of any other term of this Agreement shall in any way be affected thereby.

21.           Binding Effect.  All terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors and assigns.

22.           Waiver of Breach or Violation Not Deemed Continuing.  The waiver by either Party of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent Breach hereof.

23.           Assignment.  Subject to the limitations and exceptions on Change of Control as set forth in Section 5(d), this Agreement shall be binding on and shall inure to the benefit of any and all successors and permitted assigns of the Parties.  Any purported assignment by either Party not in compliance with the provisions of this Agreement shall be null and void and of no force and effect.  Nothing herein shall prohibit either Party from utilizing subcontractors or other sub-manufacturers in connection with its obligations hereunder.

24.           Documents.  Each Party hereto agrees to execute and, if necessary, to file with the appropriate governmental entities, such documents, and take such further action, as the other Party hereto shall reasonably request in order to carry out the purposes of this Agreement.

25.           Interpretation.  This Agreement has been fully reviewed and negotiated by the Parties hereto and their respective counsel.  Accordingly, in interpreting this Agreement, no weight or consideration shall be given based upon which Party or its counsel drafted the provision being interpreted.

26.           Expenses. Except as otherwise set forth herein, each Party shall bear its own fees and costs in connection with the negotiation of this Agreement.

27.           Governing Law; Jurisdiction.  This Agreement, the transactions covered hereby, and all purchase orders submitted pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware without application to any of its principles on conflicts of laws.

28.           Dispute Resolution and Arbitration.

i.              Notwithstanding the foregoing, nothing in this Section shall be deemed to prohibit either Party from seeking injunctive or other equitable relief in any court of competent jurisdiction.

ii.             Arbitration Procedures.

(i)            Selection of Arbitrator.  If a dispute is not resolved to the mutual satisfaction of TechniScan and Womens3D, each in their respective sole discretion, such dispute shall be submitted (by notice from either Party to the other Party) to binding arbitration in Denver, Colorado, before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”) in effect on the date that notice of such dispute was originally given.  Unless otherwise mutually agreed to in advance, the arbitrator shall be selected from a panel of qualified arbitrators in accordance with the procedures of the Arbitration Rules.

(ii)           Hearing Procedures.  Once appointed, the arbitrator shall designate a time and place for a pre-hearing status conference not more than sixty (60) days from the date of appointment, and shall appoint a time and place for a final hearing not more than ninety (90) days from the date of the status conference.  The final hearing shall conclude no later than ninety (90) days after its commencement.  The Party that demands arbitration of the unresolved dispute or disagreement shall specify in writing the matter to be submitted to arbitration.  The arbitrator shall render a written decision setting forth an award and stating with reasonable detail the reasons for the decision reached.  Any cash component of the award shall be payable in United States dollars through a bank in the United States.  Each Party shall bear its own cost of preparing for and presenting its case; and the cost of arbitration, including the fees, and expenses of the arbitrator will be shared equally by TechniScan and Womens3D.

(iii)          Enforcement.  The arbitration award shall be final and binding upon the Parties and may be confirmed by the judgment of any court having appropriate jurisdiction.  Notwithstanding the above, each Party shall have the right to seek injunctive relief in any court having appropriate jurisdiction to enforce its rights under this Agreement with respect to a Breach under Sections 1(b), 1(c), 1(l), 11 and 14.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

WOMENS3D, INC.		TECHNISCAN, INC.

By:	/s/ Scott Sanders	By:	/s/ Dave Robinson

Name: Scott Sanders		Name: Dave Robinson

Title: President		Title: President

[signature page to Manufacturing Agreement]

EXHIBIT A

PRODUCTS and PRICES

Pricing.  The prices for the Final Products (the “Prices”) including the Product Technology shall be equal to TechniScan’s cost plus a mark-up of forty percent (40%) of TechniScan’s gross margin plus the cost of insurance, sales tax, freight, tariffs, duties and all other similar charges directly attributed to the manufacture and delivery of the Products.  The Prices are calculated and shall be denominated in and payable in United States dollars.  Prices shall include final testing, packaging, insurance, freight, taxes, duties, tariffs and similar charges.

EXHIBIT B

SUPPORT, MAINTENANCE AND REPAIR SERVICES

[To be agreed by the parties and attached]